Exhibit 8.2
Cassels Brock
        Lawyers

December 22, 2011

Altair Nanotechnologies
204 Edison Way
Reno, NV  89502

Dear Sirs/Mesdames:

Re: Registration Statement of Altair  Nanotechnologies Inc.

We have acted as Canadian tax counsel for Altair Nanotechnologies Inc., a corporation organized under the federal laws of Canada (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (as such may be further amended or supplemented, the “Registration Statement") with the U.S. Securities and Exchange Commission (“SEC”) in connection with the change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware (the “Domestication”).

You have requested our opinion regarding the discussion of Canadian federal income tax matters addressed in the discussion entitled “Canadian Federal Income Tax Considerations” in the Registration Statement. Based on our view of the Registration Statement and subject to the assumptions, exceptions, limitations and qualifications set forth therein, the discussions entitled “Tax Consequences of the Domestication - Canadian Federal Income Tax Considerations” in the summary section and “PROPOSAL NO.1 - THE DOMESTICATION - Canadian Federal Income Tax Considerations” in the Registration Statement represent our opinion with respect to the material Canadian federal income tax considerations generally applicable to the Domestication. No opinion is expressed as to any matter not addressed herein, and for greater certainty, no opinion is provided with respect to any specific amounts referred to in the Registration Statement, including the fair market value of any of the Company’s assets, liabilities, paid-up capital and other tax balances, or the conclusion based on such amounts that no Canadian federal income tax will arise on the continuance.

This opinion represents and is based upon our best judgment as of the date hereof regarding the Income Tax Act (Canada), the present income tax convention between Canada and the United States of America, existing reported decisions of Canadian courts, and published administrative policies or rulings of the Canada Revenue Agency (“CRA”). Our opinion is not binding upon the CRA or the courts, and there is no assurance that the CRA will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws of Canada occurring after the date hereof.

This opinion specifically addresses only Canadian federal income tax laws and does not address any Canadian provincial tax considerations. It does not address the tax considerations applicable to Canadian shareholders of the Company who, either on their own or in combination with related parties, own ten percent or more of the voting power or value of the Company.

No opinion is expressed as to any transaction other than the Domestication (whether or not undertaken in connection with the Domestication) or as to any transaction whatsoever, including the Domestication, if all the transactions described in the Registration Statement are not consummated in accordance with such terms and without waiver or breach of any material provisions thereof or if all of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference of our firm in the Registration Statement under the caption Legal Matters. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours truly,

CASSELS BROCK & BLACKWELL LLP

/s/ Cassels Brock & Blackwell LLP